Exhibit 10.13

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION

CONSULTING AGREEMENT

This Agreement is made and entered into as of February 9, 2015 (“Effective Date”) by and between Allergen Research Corporation (“Company”), having a principal place of business at 2000 Alameda de las Pulgas, Suite 161, San Mateo, CA 94403 and Bryan L. Walser, (“Consultant”) having a principal place of business at [***].

1. Engagement of Services. Company may issue Project Assignments to Consultant in the form attached to this Agreement as Exhibit A (Project Assignment). A Project Assignment will become binding when both parties have signed it and once signed, Consultant will be obligated to provide the services and to deliver the materials and deliverables as specified in each Project Assignment. The terms of this Agreement will govern all Project Assignments and services undertaken by Consultant for Company. Consultant represents, warrants and covenants that Consultant will perform the services under this Agreement in a timely, professional and workmanlike manner and that all materials and deliverables provided to Company will comply with (i) the requirements set forth in the Project Assignment, (ii) the documentation and specifications for those materials and deliverables, (iii) any samples or documents provided by Consultant to Company.

2. Compensation; Timing. Company will pay Consultant the fee set forth in each Project Assignment for the services provided as specified in that Project Assignment. If provided for in the Project Assignment, Company will reimburse Consultant’s pre-approved, documented, out-of-pocket expenses no later than thirty (30) days after Company’s receipt of Consultant’s invoice, except that reimbursement for expenses may be delayed until that time when Consultant furnishes adequate supporting documentation for the authorized expenses as Company may reasonably request. Upon termination of this

Agreement for any reason, Consultant will be (a) paid fees on the basis stated in the Project Assignment(s) and (b) reimbursed only for expenses that are properly incurred prior to termination of this Agreement and which are either expressly identified in a Project Assignment or approved in advance in writing by an authorized Company manager.

3. Independent Contractor Relationship. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4. Disclosure and Assignment of Work Resulting from Project Assignments.

4.1 “Innovations” and “Company Innovations” Definitions. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Company Innovations” means Innovations that Consultant, solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice under a Project Assignment.

4.2 Disclosure and Assignment of Company Innovations. Consultant agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Consultant agrees to promptly disclose and describe to Company all Company Innovations. Consultant hereby does and will irrevocably assign to Company or Company’s designee all of Consultant’s right, title and interest in and to any and all Company Innovations and all associated records. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Consultant to Company, Consultant hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

4.3 Assistance. Consultant agrees to perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Company Innovations, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4 Consultant Out-of-Scope Innovations. If Consultant incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of the Innovation, to Company’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by Consultant (solely or jointly) either unrelated to Consultant’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, then Consultant hereby grants to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to the Out-of-Scope Innovations. Notwithstanding the foregoing, Consultant agrees that Consultant shall not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any Company Innovations without Company’s prior written consent.

4.5 Assignment by Employees of Consultant. Consultant covenants, represents and warrants that each of Consultant’s employees who perform services under this Agreement has or will have a written agreement with Consultant that provides Consultant with all necessary rights to fulfill its obligations under this Agreement, including but not limited to the obligations of this Section 4.

5. Confidentiality.

5.1 Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as defined in Section 6 (Ownership and Return of Confidential Information and Company Property)), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans, in each case whether or not marked as “confidential” or “proprietary’’ and (b) any information that Company has received from others that may be made known to Consultant and that Company is obligated to treat as confidential or proprietary, whether or not marked as “confidential” or “proprietary’’.

5.2 Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Consultant will not (i) use any

Confidential Information or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. Consultant may use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. If Consultant is not an individual, Consultant shall disclose Confidential Information only to those of Consultant’s employees who have a need to know the information as necessary for Consultant to perform this Agreement. Consultant certifies that each of its employees will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Company in remedying any the unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3 Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under Section 5.2 do not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time the Confidential Information was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to Consultant by Company; or (c) was independently developed by employees of Consultant without use of, or reference to, any Confidential Information communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant provides prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent the disclosure.

6. Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that Company furnishes to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials and items in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Company a written certification of Consultant’s compliance with Consultant’s obligations under this Section.

7. Indemnification. Consultant will indemnify and hold harmless Company from and against any and all third party claims, suits, actions, demands and proceedings against Company and all losses, costs and liabilities related thereto arising out of or related to (i) an allegation that any item, material and other deliverable delivered by Consultant under this Agreement infringes any intellectual property rights or publicity rights of a third party or (ii) any negligence by Consultant or any other act or omission of Consultant, including without limitation any breach of this Agreement by Consultant

8. Observance of Company Rules. At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

9. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of services to be rendered for Company, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other existing contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify and hold harmless Company from any and all losses and liabilities incurred or suffered by Company by reason of the alleged breach by Consultant of any services agreement between Consultant and any third party.

10. Term and Termination.

10.1 Term. This Agreement is effective as of the Effective Date set forth above and will terminate on December 31, 2015 unless terminated earlier as set forth below. The Term may be extended on a month-by-month basis upon mutual agreement of Company and Consultant.

10.2 Termination by Company. Except during the term of a Project Assignment, Company may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Company’s delivery to Consultant of written notice of termination. Company also may terminate this Agreement (a) immediately upon Consultant’s breach of Section 4 (Disclosure and Assignment of Work Resulting from Project

Assignments), 5 (Confidentiality) or 11 (Noninterference with Business) or (b) immediately for a breach by Consultant if Consultant’s breach of any other provision under this Agreement or obligation under a Project Assignment is not cured within ten (10) days after the date of Company’s written notice of breach. Company may terminate a Project Assignment at any time upon three (3) days’ prior written notice to Consultant and, in that event, Company will pay Consultant for services properly performed prior to the date of termination.

10.3 Termination by Consultant. Except during the term of a Project Assignment, Consultant may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Consultant’s delivery to Company of written notice of termination. Consultant also may terminate this Agreement immediately for a material breach by Company if Company’s material breach of any provision of this Agreement is not cured within ten (10) days after the date of Consultant’s written notice of breach.

10.4 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Consultant for services properly performed under this Agreement as set forth in each then pending Project Assignment. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4 (Disclosure and Assignment of Work Resulting from Project Assignments), 5 (Confidentiality), 6 (Ownership and Return of Confidential Information and Company Property), 7 (Indemnification), 11 (Noninterference with Business) and 12 (General Provisions) will survive any termination or expiration of this Agreement.

11. Noninterference with Business. During this Agreement, and for a period of two (2) years immediately following the termination or expiration of this Agreement, Consultant agrees not to solicit or induce any employee or independent contractor involved in the performance of this Agreement to terminate or breach an employment, contractual or other relationship with Company. In addition, Consultant agrees to refrain from any disparagement, defamation, libel, or slander of Company, its employees and its Board of Directors during the Agreement and anytime thereafter.

12. General Provisions.

12.1 Successors and Assigns. Consultant shall not assign its rights or delegate any performance under this Agreement without the prior written consent of Company. For the avoidance of doubt, Consultant may not subcontract performance of any services under this Agreement to any other contractor or consultant without Company’s prior written consent. All assignments of rights by Consultant are prohibited under this paragraph, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this paragraph, (i) a “change of control” is deemed an assignment of rights; and (ii) “merger” refers to any merger in which Consultant participates, regardless of whether it is the surviving or disappearing entity. Any purported assignment of rights or delegation of performance in violation of this paragraph is void. This Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Consultant’s permitted assignees.

12.2 Injunctive Relief. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; Consultant’s breach of any of these obligations will cause irreparable and continuing damage to Company for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), without the need to post a bond.

12.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

12.4 Governing Law; Forum. The laws of the United States of America and the State of California govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in San Mateo County, California, such personal jurisdiction will be non-exclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. If a proceeding is commenced to resolve any dispute that arises between the parties with respect to the matters covered by this Agreement, the prevailing party in that proceeding is entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs, in addition to any other relief to which that prevailing party may be entitled.

12.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

12.6 Waiver; Modification. If Company waives any term, provision or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

12.7 Entire Agreement. This Agreement constitutes the final and exclusive agreement between the parties relating to this subject matter and supersedes all agreements, whether prior or contemporaneous, written or oral, concerning such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Company”		“Consultant”

ALLERGEN RESEARCH CORPORATION		Bryan L. Walser

By:	/s/ Stephen G. Dilly	By:	/s/ Bryan L. Walser
Name:	Stephen G. Dilly	Name:	Bryan L. Walser
Title:	Chief Executive Officer	Title:	Advisor and Consultant

Exhibit A

PROJECT ASSIGNMENT

Services and Deliverables to be Provided:

Objective: Develop specific, credible plan(s) to deliver additional OIT allergens to clinical development, so that ARC will be seen to “own” the “OIT space.

•	February

•	Conduct next-level literature review re: key allergens, including epidemiology/market research

•	Follow up on [***] and [***]

•	Develop proposal for analytics subcontracting (w/Howie)

•	March

•	Read-out re: literature review and identified issues to date

•	Develop and launch staged analytics plan (w/Howie)

•	Create a detailed formulation development plan

•	April/May

•	CMO/formulation out-reach

•	analytics project management

•	June-August

•	Begin initial staged formulation plans

•	Develop clinical approach per allergen (w/Rob)

•	Identify areas for IP filings (w/Christine)

•	Post-August

•	Project management for formulation and (remaining) analytics

•	Development of supporting materials for interaction with strategics/roadshow (w/Mary)

Acceptance Criteria:

As agreed.

Acceptance Procedure:

Accepted invoice.

Payment of Fees:

Fee will be (CHECK ONE):

☐	a fixed price for completion of $

☒	based on a rate per hour of $300, not to exceed 20 hours per week

☐	other, as follows (describe payment):

If either party for any reason terminates this Project Assignment or the Consulting Agreement that governs it, fees will be paid based on (CHECK ONE):

☒	Consultant time spent.

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION

☐	the proportion of the deliverables furnished Company, as determined by Company.

NOTE: This Project Assignment is governed by the terms of a Consulting Agreement in effect between Company and Consultant. Any term in this Project Assignment that is inconsistent with that agreement is invalid.

IN WITNESS WHEREOF, the parties are signing this Project Assignment as of the later date below.

“Company”		“Consultant”

ALLERGEN RESEARCH CORPORATION		Bryan L. Walser

By:	/s/ Stephen G. Dilly	By:	/s/ Bryan L. Walser
Name:	Stephen G. Dilly	Name:	Bryan L. Walser
Title:	Chief Executive Officer	Title:	Advisor and Consultant
Date:	2/13/2015	Date:	2/12/2015